Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On February 10, 2015, Bank of the Ozarks, Inc. (“Ozarks”) completed its acquisition of Intervest Bancshares Corporation (“Intervest”) and its wholly-owned bank subsidiary, Intervest National Bank, pursuant to the previously announced definitive agreement and plan of merger dated July 31, 2014 (the “Merger Agreement”). Pursuant to the Merger Agreement, Intervest merged with and into Ozarks and Intervest National Bank merged with and into Ozarks’ wholly-owned bank subsidiary, Bank of the Ozarks, effective February 10, 2015 (collectively, the “Merger”).

Pursuant to the terms of the Merger Agreement, each share of Intervest common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.3014 of a share of Ozarks’ common stock. For each fractional share that would have otherwise been issued, Ozarks paid cash in an amount equal to such fraction of a share multiplied by $33.88, which was the average closing sale price of Ozarks’ common stock, as quoted on the NASDAQ Global Select Market, for the ten consecutive trading days ending on February 3, 2015. As a result of the closing of the Merger, Ozarks issued 6,637,243 shares of common stock to former holders of Intervest common stock.

The following unaudited pro forma combined financial information has been prepared using the acquisition method of accounting, giving effect to Ozarks’ completed acquisitions of Summit Bancorp, Inc., or Summit, which closed on May 16, 2014, and the acquisition of Intervest, which closed on February 10, 2015, including pro forma assumptions and adjustments related to the Summit and Intervest acquisitions, as described in the accompanying notes to the unaudited pro forma combined financial information. The unaudited pro forma combined balance sheet combines the historical financial information of Ozarks and Intervest as of December 31, 2014, and assumes that the Intervest merger was completed on that date. The unaudited pro forma combined statement of income for the year ended December 31, 2014 gives effect to the Summit and Intervest acquisitions as if each transaction had been completed on January 1, 2014.

The following unaudited pro forma combined financial information is provided for informational purposes only. The unaudited pro forma combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined financial information should be read together with:

•	the accompanying notes to the unaudited pro forma combined financial information;

•	Ozarks’ separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in Ozarks’ Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015; and

•	Intervest’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in Exhibit 99.1 to Ozarks’ Current Report on Form 8-K filed on the date hereof.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2014

	Ozarks Historical	Intervest Historical	Intervest Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$147,751	$109,684	$(7	)(a)	$257,428
Interest earning deposits	2,452	3,065	—		5,517

Cash and cash equivalents	150,203	112,749	(7)		262,945
Investment securities	839,321	215,950	321	(b)	1,055,592
Loans and leases, including purchased loans	5,127,817	1,133,068	(33,868	)(c)	6,227,017
Allowance for loan and lease losses	(52,918)	(25,204)	25,204	(d)	(52,918)

Net loans and leases	5,074,899	1,107,864	(8,664)		6,174,099
Premises and equipment, net	273,591	4,414	2,256	(e)	280,261
Foreclosed assets	37,775	2,350	(1,710	)(c)	38,415
Accrued interest receivable	20,192	4,409	—		24,601
Bank owned life insurance	182,052	—	—		182,052
Goodwill	78,669	—	44,801	(f)	123,470
Other intangible assets, net	26,907	—	4,881	(g)	31,788
Current and deferred income taxes	48,438	13,107	7,874	(h)	69,419
Other, net	34,452	5,118	(2,741	)(i)	36,829

Total assets	$6,766,499	$1,465,961	$47,011		$8,279,471

Liabilities and Stockholders' Equity
Deposits:
Demand non-interest bearing	$1,145,454	$29,063	$—		1,174,517
Savings and interest bearing transaction	2,892,989	358,916	—		3,251,905
Time	1,457,939	805,791	22,211	(j)	2,285,941

Total deposits	5,496,382	1,193,770	22,211		6,712,363
Repurchase agreements	65,578	—	—		65,578
Other borrowings	190,855	—	—		190,855
Subordinated debentures	64,950	56,702	(4,463	)(k)	117,189
Accrued interest payable and other liabilities	36,892	5,918	358	(l)	43,168

Total liabilities	5,854,657	1,256,390	18,106		7,129,153

Stockholders' equity:
Common stock	799	22,022	66	(a)	865
			(22,022	)(m)
Additional paid-in capital	324,354	84,793	238,410	(a)	562,764
			(84,793	)(m)
Retained earnings	571,454	103,330	(103,330	)(m)	571,454
Accumulated other comprehensive income	14,132	(574)	574	(m)	14,132
Treasury stock, at cost	(2,349)	—	—		(2,349)

Total stockholders' equity before noncontrolling interest	908,390	209,571	28,905		1,146,866
Noncontrolling interest	3,452	—	—		3,452

Total stockholders' equity	911,842	209,571	28,905		1,150,318

Total liabilities and stockholders' equity	$6,766,499	$1,465,961	$47,011		$8,279,471

Unaudited Pro Forma Combined Income Statement

For the Year Ended December 31, 2014

	Ozarks Historical	Summit Historical (1)	Summit Pro forma Adjustments		Summit Historical and Pro forma Adjustments	Ozarks and Summit Pro forma Combined	Intervest Historical	Intervest Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases, including purchased loans	$260,779	$13,685	$3,089	(2)	$16,774	$277,553	$58,327	$7,923	(n)	$343,803
Investment securities	30,614	2,757	—		2,757	33,371	4,373	—		37,744
Other	56	76	—		76	132	59	—		191

Total interest income	291,449	16,518	3,089		19,607	311,056	62,759	7,923		381,738
Interest expense:
Deposits	8,566	1,842	(975	)(3)	867	9,433	18,369	(9,095	)(o)	18,707
Repurchase agreements	54	11	—		11	65	—	—		65
Other borrowings	10,642	3,539	(394	)(4)	3,145	13,787	—	—		13,787
Subordinated debentures	1,693	—	—		—	1,693	1,578	560	(p)	3,831

Total interest expense	20,955	5,392	(1,369)		4,023	24,978	19,947	(8,535)		36,390

Net interest income	270,494	11,126	4,457		15,583	286,077	42,812	16,458		345,347
Provision for loan and lease losses	16,915	—	—		—	16,915	(2,500)	—		14,415

Net interest income after provision	253,579	11,126	4,457		15,583	269,162	45,312	16,458		330,932

Non-interest income
Service charges on deposit accounts	26,609	1,389	—		1,389	27,998	385	—		28,383
Mortgage lending income	5,187	—	—		—	5,187	—	—		5,187
Trust income	5,592	151	—		151	5,743	—	—		5,743
Bank owned life insurance income	5,184	332	—		332	5,516	—	—		5,516
Amortization of FDIC loss share payable, net of amortization of FDIC clawback payable	(611)	—	—		—	(611)	—	—		(611)
Other income from purchased loans, net	14,803	—	—		—	14,803	—	—		14,803
Net gains (losses) on investment securities	144	348	—		348	492	301	—		793
Gains (losses) on sales of other assets	6,023	(1)	—		(1)	6,022	—	—		6,022
Gain on merger and acquisition transaction	4,667	—	—		—	4,667	—	—		4,667
Other	17,285	376	—		376	17,661	5,437	—		23,098

Total non-interest income	84,883	2,595	—		2,595	87,478	6,123	—		93,601

Non-interest expense:
Salaries and employee benefits	76,884	10,799	—		10,799	87,683	10,358	—		98,041
Net occupancy and equipment	24,102	2,054	(75	)(5)	1,979	26,081	2,134	—		28,215
Other operating expenses	65,029	5,040	959	(6)	5,999	71,028	7,069	976	(q)	79,073

Total non-interest expenses	166,015	17,893	884		18,777	184,792	19,561	976		205,329

Income before taxes	172,447	(4,172)	3,573		(599)	171,848	31,874	15,482		219,204
Provision for income taxes	53,859	(2,367)	1,379	(7)	(988)	52,871	14,199	5,976	(r)	73,046

Net income (loss)	118,588	(1,805)	2,194		389	118,977	17,675	9,506		146,158
Net income attributable to noncontrolling interest	18	—	—		—	18	—	—		18

Net income available to common stockholders	$118,606	$(1,805)	$2,194		$389	$118,995	$17,675	$9,506		$146,176

Basic earnings per common share:
Earnings (loss) per share	$1.53	$(0.29)				$1.49	$0.80			$1.69
Weighted average shares outstanding (thousands)	77,538	6,138				79,700	22,016			86,337
Diluted earnings per common share:
Earnings (loss) per share	$1.52	$(0.29)				$1.48	$0.80			$1.68
Weighted average shares outstanding (thousands)	78,060	6,205				80,222	22,231			86,859

Notes to Unaudited Pro Forma Combined Financial Information

As of and for the Year Ended December 31, 2014

(a)	This represents the merger consideration of $238.5 million consisting of 6,637,243 shares of common stock (plus cash in lieu of fractional shares).
(b)	This adjustment reflects the fair value adjustment based on Ozarks’ pricing of the acquired investment securities portfolio.
(c)	This adjustment represents Ozarks' estimate of the necessary writedown of Intervest's loan portfolio and foreclosed assets to estimated fair value. The estimated purchase accounting adjustment for the acquired loan portfolio is comprised of approximately $9.0 million of non-accretable credit adjustments and approximately $24.9 million of accretable interest rate adjustments. The estimated purchase accounting adjustment of approximately $1.7 million for the acquired foreclosed assets consists entirely of non-accretable adjustments.
(d)	This adjustment represents the elimination of Intervest's allowance for loan losses.
(e)	This adjustment reflects the fair value adjustment based on Ozarks’ evaluation of the premises and equipment acquired.
(f)	This adjustment represents the purchase price allocation for Intervest, assuming the transaction closed on December 31, 2014, and is calculated as follows (in thousands):

Total purchase price	$238,483
Less: equity at book value	(209,571)
Elimination of allowance for loan losses	(25,204)
Current and deferred income taxes	(7,874)
Allocated to:
Investment securities	(321)
Loans and foreclosed assets	35,578
Premises and equipment, net	(2,256)
Core deposit intangible	(4,881)
Other assets	2,741
Time deposits	22,211
Subordinated debentures	(4,463)
Accrued interest payable and other liabilities	358

Goodwill	$44,801

(g)	This adjustment reflects the fair value adjustment for the core deposit intangible asset recorded as a result of the acquisition.
(h)	This adjustment includes current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and the assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes.
(i)	This adjustment represents the write-off of certain other assets to estimated fair value.
(j)	This adjustment represents the estimated write-up of assumed time deposits to reflect a current market rate of interest.
(k)	This adjustment reflects the fair value adjustment of these assumed liabilities based on a valuation of such instruments by an independent, third party valuation firm to reflect a current market rate of interest.

(l)	This adjustment reflects the amount needed to adjust other liabilities to estimated fair value and to record certain liabilities directly attributable to the acquisition of Intervest.
(m)	This adjustment represents the elimination of the historical equity of Intervest.
(n)	This adjustment represents Ozarks' estimate of the expected accretion that would have been recorded in 2014 assuming the Intervest merger transaction closed on January 1, 2014 and using a weighted average maturity of approximately 4.7 years. The estimated accretion adjustments are approximately $7.9 million in year 1, approximately $6.1 million in year 2, approximately $4.7 million in year 3, approximately $3.1 million in year 4, approximately $1.7 million in year 5 and approximately $1.4 million thereafter.
(o)	This adjustment represents Ozarks' estimate of the expected accretion that would have been recorded in 2014 assuming the Intervest merger transaction closed on January 1, 2014 and using a weighted-average maturity of approximately 2.1 years. The estimated accretion adjustments are approximately $9.1 million in year 1, approximately $7.0 million in year 2, approximately $3.6 million in year 3, approximately $2.0 million in year 4, approximately $0.3 million in year 5 and approximately $0.2 million thereafter.
(p)	This adjustment represents Ozarks' estimate of the expected amortization of the fair value adjustment to the subordinated debentures that would have been recorded in 2014 assuming the Intervest merger transaction closed on January 1, 2014. The fair value adjustment will be amortized on a straight-line basis over the projected holding period of eight years.
(q)	This represents the expected amortization during 2014 of the core deposit intangible assuming the transaction closed on January 1, 2014. The estimated useful life of the acquired intangible asset is estimated to be five years.
(r)	This represents income tax expense on the pro forma adjustments at Ozarks' statutory federal and state income tax rate of 38.6%.

(1)	Includes the historical results of operations for Summit from January 1, 2014 through May 16, 2014, the date the Summit merger transaction closed.
(2)	This adjustment represents Ozarks' estimate of the accretion on the acquired loan portfolio of Summit that would have been recorded during 2014 assuming the Summit merger transaction closed on January 1, 2014.
(3)	This adjustment represents Ozarks' estimate of the accretion on the assumed time deposits from Summit that would have been recorded during 2014 assuming the Summit merger transaction closed on January 1, 2014.
(4)	This adjustment represents the estimated amount of accretion on Federal Home Loan Bank of Dallas advances assumed from Summit that would have been recorded in 2014 assuming the Summit merger transaction closed on January 1, 2014.
(5)	This adjustment represents the estimated decrease in depreciation and amortization expense during 2014 assuming the Summit merger transaction closed on January 1, 2014.
(6)	This represents the amortization of the core deposit intangible during 2014 assuming the Summit merger transaction closed on January 1, 2014.
(7)	This represents income tax expense on the pro forma adjustments at Ozarks' statutory federal and state income tax rate of 38.6%.